                                                                   EXHIBIT 99.1


               COHU REPORTS SECOND QUARTER 2004 OPERATING RESULTS

POWAY, Calif., July 22, 2004 -- Cohu, Inc. (NASDAQ:COHU) today announced that sales were $47.3 million for the second quarter ended June 30, 2004 compared to $32.1 million for the second quarter of 2003 and $35.9 million for the first quarter of 2004. Net income for the second quarter of 2004 was $6.9 million, or $0.32 per share compared to net income of $4.1 million or $0.19 per share for the second quarter of 2003 and net income of $2.1 million or $0.10 per share for the first quarter of 2004. Included in the second quarter 2003 results were a $7.9 million gain related to the sale of land and a $2.5 million investment writedown.

Net sales for the first six months of 2004 were $83.3 million with net income of $9.0 million and net income per share of $0.41 compared to net sales of $63.2 million with net income of $2.7 million and net income per share of $0.13 for the first six months of 2003.

Orders for the second quarter of 2004 were $59.9 million compared to $58.2 million for the first quarter of 2004. Backlog was $72.4 million at June 30, 2004 compared to $59.8 million at March 31, 2004. Second quarter 2004 sales of semiconductor test handling equipment accounted for 83% of total sales. Sales of television cameras and related equipment were 11% of sales and metal detection and microwave communications equipment contributed 6% of sales.

James A. Donahue, President and Chief Executive Officer, stated, "This was a great quarter for Cohu as sales increased 48% year over year and 32% sequentially. We are especially pleased with the significant improvement in operating income, resulting primarily from favorable product mix and improved gross margin in our IC test handling business. Orders were very strong as we saw demand increase across our semiconductor equipment product line, from a broader base of customers."

Donahue concluded, "We are encouraged by the breadth of the recovery. The investments we've made in new product development, proprietary technologies and manufacturing infrastructure put us in an excellent position to benefit from improved business conditions. Our balance sheet remains strong, with cash of nearly $116 million and no debt."

Cohu's Board of Directors approved a quarterly cash dividend of $0.05 per share payable on November 5, 2004 to shareholders of record on September 10, 2004. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu's expectations of industry conditions and 2004 operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu's ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu's filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, July 22, 2004 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)


                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                            JUNE 30,                            JUNE 30,
                                                   --------------------------           --------------------------
                                                     2004              2003              2004               2003
                                                   --------          --------           --------          --------

Net sales                                          $ 47,337          $ 32,084           $ 83,276          $ 63,163
Cost and expenses:
 Cost of sales                                       26,425            21,109             47,442            41,805
 Research and development                             6,576             5,556             12,760            12,494
 Selling, general and administrative                  7,230             6,028             14,090            11,943
                                                   --------          --------           --------          --------
                                                     40,231            32,693             74,292            66,242
                                                   --------          --------           --------          --------
Income (loss) from operations                         7,106              (609)             8,984            (3,079)
Gain from sale of land                                   --             7,873                 --             7,873
Investment impairment writedown                          --            (2,500)                --            (2,500)
Interest income                                         336               442                956             1,142
                                                   --------          --------           --------          --------
Income before income taxes                            7,442             5,206              9,940             3,436
Income tax provision                                    500             1,100                900               700
                                                   --------          --------           --------          --------
Net income                                         $  6,942          $  4,106           $  9,040          $  2,736
                                                   ========          ========           ========          ========
Income per share:
  Basic                                            $   0.32          $   0.19           $   0.42          $   0.13
  Diluted                                          $   0.32          $   0.19           $   0.41          $   0.13
Weighted average shares used in computing
income per share:
  Basic                                              21,484            21,098             21,452            21,005
  Diluted                                            21,978            21,631             22,026            21,457
                                                   --------          --------           --------          --------


CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

                                                           JUNE 30,          December 31,
                                                             2004                2003
                                                           --------          ------------

Assets:
Current assets:
 Cash and investments                                      $115,613            $107,620
 Accounts receivable                                         39,349              25,578
 Inventories                                                 38,634              31,636
 Deferred taxes and other                                     6,539               6,704
                                                           --------            --------
                                                            200,135             171,538
Note receivable                                                  --               8,978
Property, plant & equipment, net                             30,327              30,683
Goodwill                                                      8,340               8,340
Other assets                                                    971               1,191
                                                           --------            --------
    Total assets                                           $239,773            $220,730
                                                           ========            ========
Liabilities & Stockholders' Equity:
Current liabilities:
 Deferred profit                                           $  9,831            $  4,132
 Other current liabilities                                   27,533              22,685
                                                           --------            --------
                                                             37,364              26,817
Deferred taxes and other noncurrent liabilities               1,701               1,683
Stockholders' equity                                        200,708             192,230
                                                           --------            --------
    Total liabilities & equity                             $239,773            $220,730
                                                           ========            ========


For press releases and other information of interest to investors, please visit Cohu's website at www.cohu.com

Contact: John Allen - Investor Relations (858) 848-8106